                                                                     EXHIBIT 2.2

                         REGISTRATION RIGHTS AGREEMENT

      THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made and entered into as of April 16, 2002, between Xicor, Inc., a California corporation ("Parent"), and Issie Rabinovitch (the "Holder's Agent"), as agent for the members listed on Schedule A hereto (the "Members").

                                    RECITALS

      A. Parent, Analog Integration Partners LLC, a California limited liability company (the "Company"), Valley Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), the Holder's Agent and certain other parties have entered into an Agreement and Plan of Merger, dated as of April 16, 2002 (the "Merger Agreement"), which provides for the merger of Sub with and into the Company, with the Company as the surviving company and a wholly-owned subsidiary of Parent (the "Merger"). Pursuant to the Merger, all outstanding membership interests of the Company will be exchanged for a combination of cash and Parent Common Stock (as such term is defined in the Merger Agreement) upon the terms and subject to the conditions described in the Merger Agreement.

      B. The Members desire to have liquidity with respect to the shares of Parent Common Stock they receive in the Merger.

      C. Parent desires to grant each of the Members registration rights as provided herein.

      NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and the Holder's Agent, on behalf of the Members, agree as follows:

      1. Definitions of Certain Terms. As used herein, the following terms shall have the following meanings. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Merger Agreement.

            (a) "Closing Date" means the Closing Date as defined in Article I of the Merger Agreement.

            (b) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC issued thereunder, as they may be in effect from time to time.

            (c) "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which similarly permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the commission.

            (d) "Holder" means any Member holding Registrable Shares and any other person or entity holding Registrable Shares to whom the registration rights granted in this Agreement have been transferred pursuant to Section 8 hereof.

            (e) "Registrable Shares" means the shares of Parent Common Stock issued to the Members pursuant to the Merger (including shares held in the escrow account), and any other securities issued by Parent as a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares; provided, however, Registrable Shares shall not include shares of Parent Common Stock that have been registered under the Securities Act and disposed of pursuant to the registration statement used to effect such registration or that can be sold without registration in accordance with Rule 144 of the Securities Act.

            (f) "SEC" means the United States Securities and Exchange Commission, or any governmental agency succeeding to its functions.

            (g) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC issued thereunder, as they may be in effect from time to time.

      2. Shelf Registration. Parent agrees that within forty-five (45) days of the Closing Date, Parent shall cause to be filed a registration statement (a "Shelf Registration") on Form S-3 under the Securities Act for an offering to be made on a delayed or continuous basis pursuant to Rule 415 thereunder or any similar rule that may be adopted by the SEC and permitting sales in ordinary course brokerage or dealer transactions not involving any underwritten public offering, covering all of the Registrable Shares. Parent shall use commercially reasonable efforts thereafter (a) to cause the Shelf Registration to be declared effective by the SEC as promptly as practicable and (b) subject to Section 3 and
Section 4 hereof, to keep the Shelf Registration continuously effective until the earlier to occur of (i) subject to any extension of time pursuant to Section 4(b) of this Agreement, the first anniversary of the Closing Date (the "Time Period"), and (ii) the first date on which no Registrable Shares originally covered by the Shelf Registration shall constitute Registrable Shares (such period during which the Shelf Registration is effective is referred to herein as the "Registration Period").

      3. Registration Procedures. After Parent commences the registration of the Registrable Shares pursuant to the Shelf Registration, Parent shall take all reasonable actions to permit registration and sale of the Registrable Shares pursuant to the Shelf Registration, including the following:

            (a) furnish to the Holders such number of copies of the Shelf Registration, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in the Shelf Registration (including any preliminary prospectus) and such other documents as the Holders may reasonably request in order to facilitate the disposition of the Registrable Shares owned by the Holders;

            (b) use commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or "blue sky" laws of such jurisdictions as the Holder's Agent reasonably requests in writing and to do any and all other acts and things that may be reasonably necessary or advisable to register or qualify for sale in such jurisdictions the Registrable Shares owned by the Holders; provided, however, that Parent shall not be required (i) to qualify to do business in any jurisdiction where it is not then so qualified or
(ii) to consent to general service of process in any jurisdiction where it is not then so subject to service of process; and

            (c) use commercially reasonable efforts as promptly as practicable to cause all Registrable Shares covered by the Shelf Registration to be listed on the Nasdaq Nation Market or other securities exchange or market, if any, on which similar securities issued by Parent are then listed.

      4. Stop Order; Postponement of Registration; Insider Trading.

            (a) Parent will notify the Holders promptly of: (i) any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Shelf Registration for amendments or supplements to the Shelf Registration or any prospectus used in connection with the Shelf Registration (the "Prospectus"); (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Shelf Registration or the initiation of any proceedings for that purpose; (iii) the receipt by Parent of any notification with respect to the suspension of the qualification of the Registrable Shares for sale in any jurisdiction; (iv) the happening of any event which makes any statement made in the Shelf Registration or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect, or which requires the making of any changes in the Shelf Registration or Prospectus so that, in the case of the Shelf Registration, it will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of material fact or omit to state any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (v) Parent's reasonable determination that a post-effective amendment to the Shelf Registration would be appropriate. Immediately upon receipt of any such notice, the Holders shall cease to offer and sell any Registrable Shares pursuant to the Shelf Registration. Parent shall use all reasonable efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if any such stop order is issued or any such qualification is suspended, to obtain as soon as possible the withdrawal or revocation thereof, and will notify the Holders at the earliest practicable date of the date on which the Holders may offer and sell Registrable Shares pursuant to the Shelf Registration.

            (b) Parent will notify the Holders promptly of the occurrence of any event or the existence of any state of facts that, in the reasonable judgment of Parent, should be or could be required to be set forth in the Prospectus used in connection with the Shelf Registration (the "Prospectus"); provided, however, that Parent shall not be required to disclose such event or facts, or the nature thereof, to the Holders. Immediately upon receipt of such notice, the Holders shall cease to offer or sell any Registrable Shares pursuant to such Prospectus, cease to deliver or use such Prospectus and, if so requested by Parent, return to Parent, at its expense, all copies (other than permanent file copies) of such Prospectus. Promptly after Parent determines that the information may be included in an amendment or supplement to the Prospectus, Parent will use commercially reasonable efforts to amend or supplement such Prospectus as promptly as practicable in order to set forth or reflect such event or state of facts. In the event that Parent determines in good faith that the disclosure of such information would be detrimental to Parent or its shareholders, Parent shall be permitted to delay the filing of such an amendment or supplement to the Prospectus for a period of time to extend no longer than sixty (60) days. Parent shall not exercise this delay right more than four times in any twelve-month period. Parent will furnish copies of such amendment or supplement to the Prospectus to the Holders. In the event Holders are prevented from selling Registrable Shares through the Shelf Registration as a result of this
Section 4(b), then the Time Period shall be extended by the number of days that such Holders are prevented from making such sales as a result of this Section 4(b).

            (c) It is intended that the Holders shall be subject to Parent's insider trading policies, and that the Holders shall cease to offer or sell any Registrable Shares pursuant to such Prospectus and cease to deliver or use such Prospectus during any black-out period specified by Parent's insider trading policy.

      5. Information Concerning the Holders.

            (a) The obligations of Parent to take the actions contemplated by
Section 2 and Section 3 hereof with respect to an offering of Registrable Shares shall be subject to the condition that each Holder shall (i) conform to all applicable requirements of the Securities Act and the Exchange Act with respect to the offering and sale of securities and (ii) advise each underwriter, broker or dealer through which any of such Registrable Shares are offered that such Registrable Shares are part of a distribution that is subject to the prospectus delivery requirements of the Securities Act. Each Holder shall furnish to Parent in writing such information and furnish such documents as may be reasonably required by Parent in the preparation of (A) the Prospectus (or any amendment or supplement thereto) with respect to any offering of Registrable Shares and (B) any qualification of such Registrable Shares under state securities or "blue sky" laws pursuant to Section 3(b) hereof, and shall promptly notify Parent of the occurrence, from the date on which such information or documents are furnished to the date of the closing for the sale of such Registrable Shares, of any event relating to such Holder that is required under the Securities Act to be set forth in the Prospectus (or any amendment or supplement thereto).

            (b) At the end of the Registration Period, the Holders shall discontinue sales of Registrable Shares pursuant to the Shelf Registration after Parent has given notice to the Holders of its intention to remove from registration the securities covered by the Registration Statement which remain unsold, and the Holders shall notify Parent promptly upon receipt of such notice from Parent of the number of shares of the Holders that are registered but remain unsold.

      6. Expenses of Registration. Parent shall pay all reasonable expenses incident to its performance of or compliance with this Agreement and registration of Registrable Shares in connection herewith, including (a) all SEC, stock exchange or market and National Association of Securities Dealers, Inc. registration and filing fees, (b) all fees and expenses incurred in complying with securities or "blue sky" laws, (c) all printing, messenger and delivery expenses, (d) all fees and disbursements of Parent's independent public accountants and counsel, and (e) the reasonable fees and expenses of one counsel to the Holders, not to exceed a total of $5,000 (all of such expenses herein referred to as "Registration Expenses"). The Registration Expenses shall not include any sales or underwriting discounts, commissions or fees attributable to the sale of the Registrable Shares, which shall be borne by the Holders.

      7. Indemnification and Contribution.

            (a) Parent agrees to indemnify, to the extent permitted by law and subject to the terms of this Agreement, each Holder and each person, if any, who controls such Holder (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Shelf Registration (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein in the light of the circumstances under which they were made not misleading; provided, however, that Parent shall not be liable to any Holder or each person, if any, who controls such Holder (within the meaning of the Securities Act) (i) to the extent that any such loss, claim, damage, liability or expense arises out of, or is based upon any untrue or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information relating to such Holder or person furnished in writing to Parent by such Holder or person expressly for use in the preparation of the Shelf Registration (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or (ii) if a copy of the Prospectus (or any amendment thereto) relating to the Shelf Registration was not sent or given by or on behalf of such Holder to a purchaser of the Holder's Registrable Shares, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Registrable Shares to such purchaser, and if the Prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

            (b) In connection with the Shelf Registration, each Holder will indemnify, to the extent permitted by law and subject to the terms of this Agreement, Parent, its directors, officers, employees and agents and each person who controls Parent (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Shelf Registration (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein in the light of the circumstances under which they were made not misleading, to the extent that such untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to Parent by such Holder expressly for use in the preparation of the Shelf Registration (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto); provided, that the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the shares by such Holder under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Holder.

            (c) Each party entitled to indemnification under this Section 7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld or delayed); and provided, further, that the delay or failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying

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Party of its obligations under this Section 7, except to the extent that the
Indemnifying Party shall have been materially adversely affected by such delay or failure. The Indemnified Party may participate in such defense at the Indemnified Party's expense; provided, however, that the Indemnifying Party shall pay any such reasonable expense if the Indemnified Party shall have reasonably concluded that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of any such claim or litigation resulting therefrom. No Indemnified Party shall consent to entry of any judgment or settle any claim or litigation without the prior written consent of the Indemnifying Party.

            (d) If the indemnification provided for in this Section 7 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein as a result of a judicial determination that such indemnification may not be enforced in such case notwithstanding this Agreement, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expense, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation and no Holder will be required to contribute any amount in excess of the public offering price (less underwriting discounts and selling commissions) of all such Registrable Stock offered by it pursuant to such Registration Statement.

      8. Transfer of Registration Rights. The registration rights of any Holder (and of any transferee of any Holder or its transferees) under this Agreement with respect to any Registrable Shares may be transferred to any transferee who
(i) acquires at least 50,000 (or, if less, all of the Registrable Shares of a Holder) of such Registrable Shares, (ii) is a partner, member or stockholder of a Holder that is a partnership, limited liability company or corporation, respectively, or (iii) is a family member of a Holder or a trust or family limited partnership controlled by a Holder; provided that Parent is given written notice by the Holder at the time of such transfer stating the name and address of the transferee and identifying the Registrable Shares with respect to which the rights under this Agreement are being assigned and such transferee executes and delivers such agreements as Parent may reasonably require in order to confirm that such transferee agrees to be bound by this Agreement.

      9. Amendment of Registration Rights. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by a written instrument that is signed by Parent and the Holder's Agent.

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      10. Termination. The registration rights set forth in this Agreement shall terminate as to any Holder at the earlier of such time as (i) subject to any extension of time pursuant to Section 4(b) of this Agreement, the first anniversary of the Closing Date, or (ii) the first date on which no Registrable Shares originally covered by the Shelf Registration shall constitute Registrable Shares.

      11. Grant of Additional Registration Rights. The Holders acknowledge that Parent may acquire other companies and in the course of such acquisitions may grant the equity owners thereof registration rights with respect to their shares of Parent on terms that would be negotiated at such time and may be materially different than the terms of this Agreement.

      12. No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument (a) signed by the Holder's Agent in the case where a Holder or the Holder's Agent is waiving compliance and (b) signed by Parent in the case where Parent is waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

      13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, regardless of the other laws that might govern under applicable principles of conflicts of laws thereof.

      14. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

            To Parent:

            Xicor, Inc.
            1511 Buckeye Drive
            Milpitas, CA 95035
            Attention: Chief Financial Officer
            Telephone No.: (408) 432-8888
            Facsimile No.: (408) 954-1422


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

            with a copy to:

            Wilson Sonsini Goodrich & Rosati, P.C.
            650 Page Mill Road
            Palo Alto, California 94304
            Attn: Page Mailliard, Esq.
                  Don S. Williams, Esq.
            Telephone No.: (650) 493-9300
            Facsimile No.: (650) 493-6811

            To the Holder's Agent:

            Issie Rabinovitch
            13400 Country Way
            Los Altos Hills, CA 94022
            Telephone No.: (650) 947-0737
            Facsimile No: (650) 5559-6020

            with a copy to:

            Delagnes, Linder & Duey LLP
            300 Montgomery Street, Suite 1050
            San Francisco, CA 94104
            Attention:  R. Michael Delagnes
            Telephone No: (415) 983-0500
            Facsimile No: (415) 983-0999

            To a Holder:

            At their respective addresses appearing on Section 2.3 of the Disclosure Schedule.

      15. Construction of Agreement. A reference to a Section or Schedule shall mean a Section in or Schedule to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

      16. Entire Agreement, Assignability, etc. This Agreement and the Merger Agreement and the documents and other agreements among the parties hereto and thereto as contemplated by or referred to herein or therein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto and the Members any rights or remedies hereunder, except as otherwise expressly provided herein and shall not be assignable by operation of law or otherwise, except as provided in
Section 8 hereof.


                                      -8-
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      17. Validity. The invalidity or unenforceability of any provision of this
Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

      18. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.



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                                      -9-

      IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed as an agreement under seal as of the date first written above.

                                XICOR, INC.

                                By: /s/ Louis DiNardo
                                    --------------------------------------------
                                    Name: Louis DiNardo
                                    Title: President and Chief Executive Officer



                                HOLDER'S AGENT

                                By: /s/ Issie Rabinovitch
                                    --------------------------------------------
                                    Issie Rabinovitch



                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                   SCHEDULE A

                                     MEMBERS

1.    John M. Caruso
2.    Phil Benzel
3.    Roger Levinson
4.    Rabinovitch Ventures Limited LP
5.    Caruso Ventures Limited LLC